Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related prospectus of Varonis Systems, Inc. (the “Company”) and to the incorporation by reference therein of our report dated February 9, 2021 relating to the consolidated financial statements of the Company, and our report dated February 9, 2021 on the effectiveness of the Company's internal control over financial reporting, each appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
February 9, 2021	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global